5/29/81



                       AGREEMENT FOR THE SALE AND PURCHASE

                             OF WASTEWATER EFFLUENT


                    THIS AGREEMENT, made and entered into this day of 12th day of June 1981, by and between the City of Tolleson a municipal corporation organized and existing under and by virtue of the laws of the State of Arizona ("Tolleson") and Arizona Public Service Company, a corporation organized and existing under and by virtue of the laws of the State of Arizona ("APS") and Salt River Project Agricultural Improvement and Power District, an agricultural improvement district organized and existing under and by virtue of the laws of the State of Arizona ("SRP").

                              W I T N E S S E T H:

                    WHEREAS, Tolleson owns, operates and maintains a wastewater treatment plant (hereinafter the "Plant") situated 1/4 mile south of State Route 85 and 1/4 mile west of 91st Avenue at which Tolleson treats raw sewage collected from sources within and outside of the corporate boundaries of Tolleson and produces treated wastewater effluent. suitable for discharge into the Salt River in accordance with the laws of the United States and the State of Arizona (hereinafter Effluent);

                    WHEREAS, the capacity of the Plant is currently sufficient to process and discharge approximately 4 million gallons per day of treated wastewater and an expansion of the Plant to increase the capacity to approximately 8 million gallons per day (hereinafter "M.G.D.") is in progress;

                                                                      6/4/81


                    WHEREAS, pursuant to a commitment previously made, Tolleson currently is obligated to sell Effluent up to, but not in excess of, 2.0 M.G.D. for the production of sod on property situated adjacent to the Plant (hereinafter "Committed Effluent");

                    WHEREAS, Tolleson desires to reserve for its use and disposition as it may in its own discretion elect, 10% of the amount of Effluent in excess 2.0 M.G.D. (hereinafter "Reserved Effluent");

                    WHEREAS, Tolleson desires to sell and APS and SRP desire to purchase all available Surplus Effluent which for the purposes hereof shall be
(i) all of the Effluent produced through the operation of the Plant in excess of the sum of the Committed Effluent and Reserved Effluent and (ii) any amounts of Committed Effluent not actually sold pursuant to the commitment therefor, and of Reserved Effluent. not actually used or otherwise disposed of by Tolleson, but not to exceed 8.3 M.G.D.; and

                    WHEREAS, the sale and purchase of the Surplus Effluent will result in its beneficial use and in the reduction in the demand for the limited supplies of unused surface waters and groundwaters.

                    NOW THEREFORE, for and in consideration of the mutual covenants, terms and conditions hereinafter stated,the parties agree as follows:


                                       -2-


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                                                                         6/4/81


Section 1.     Sale and Purchase of Surplus Effluent.

                    1.1 Except as provided in other Sections of this Agreement, Tolleson shall sell and deliver to APS and SRP, and APS and SRP shall purchase and accept all of the Surplus Effluent produced through the operation of the Plant during the term of this Agreement, including any extension of the Agreement.

                    1.2 This Agreement contains no requirement that Tolleson produce any certain amount of Effluent at the Plant but merely that it deliver to APS and SRP whatever amount of Surplus Effluent is produced, except as provided elsewhere in this Agreement.

                               (End of Section 1]

                                                                       5/29/81

Section 2.        Price and Payment.

                    2.1 APS and SRP shall pay to Tolleson for all Surplus Effluent sold and delivered hereunder a price determined as of July l each year equal to the greater of (i) $35.00 per acre-foot, plus the adjustment component determined in accordance with Section 2.4 hereof, (ii) 45% of the price per acre-foot in effect from time to time for Central Arizona Project Municipal and Industrial Water, 6r (iii) 190% of the price paid for Uncommitted Effluent under Agreement No. 13904 between APS and SRP and the Cities of Phoenix, Glendale, Scottsdale, Tempe and Mesa and the Town of Youngtown

                    2.2 APS and SRP shall pay Tolleson monthly an amount equal to the price determined pursuant to section 2.1 hereof multiplied by the number of acre-feet of surplus Effluent delivered and accepted during the prior month. such monthly payments shall be due and payable 30 days after receipt of the inv6ice therefor rendered by Tolleson.

                    2.3 In the event of a dispute concerning the quantity of surplus Effluent delivered in any month, APS and SRP shall pay the invoiced amount) but may do so under written protest. If any protested amount shall subsequently be determined to have been excessive, the excessive amount thereof shall be refunded to APS and SRP. Any dispute or protest shall be resolved in the manner provided by Section 14.7 hereof.



                                       -4-


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                                                                      5/29/81

                    2.4 The adjustment component shall be applied to all Surplus Effluent sold and delivered hereunder on or after July 1, 1981, pursuant to the price described in Section 2.1(i), and shall be determined once each year as hereinafter set forth.

                         2.4.1 The Base Year shall be 1980.

                         2.4.2 On July 1, 1992,  the  specified  price of $35.00
per acre-foot shall be adjusted (increased or decreased), based on the final index for the Base Year and the final index for the year 1981 by referring to the Index of Implicit Price Deflators for Gross National Product, as published in Table 7.1 of the National Income and Product Accounts Tables of the United States Department of Commerce Publication entitled "Survey of Current Business" (hereinafter "IPD") as applied in the following formula:

                            1981 IPD - 1980 IPD x $35.00
                            -------------------
                                   1980 IPD

          EXAMPLE:
                   Assume the IPD for the Base Year (1980) is 100 and the IPD for 1981 is 110, then the adjustment for the year commencing July 1, 1982, would be determined as follows:

                             110 - 100 x $35.00= $3.50
                             ---------
                                100

                         2.4.3  Pursuant  to  Section  2.1(i),   the  price  per
acre-foot thereafter shall be adjusted accordingly for each successive year based on the percentage change in IPD between the final index for the preceding year and the Base Year.

                                                                       6/4/81




          EXAMPLE:
                   Assume the IPD for the Base Year (1980) is 100 and the IPD for 1982 is 120, the adjustment for the year commencing July 1, 1983, would be determined as follows:

                            120 - 100 X $35.00 = $7.00
                            ---------
                              100

                         2.4.4 In computing  such adjusted  price per acre-foot,
fractions of a cent will be dropped if less than one-half (.5) cent and will be increased to the next higher whole cent if one-half (.5) cent or more.

                         2.4.5 In the event the "IPD" is not  available  for use
in determining the adjustment component in July of 1982 or any subsequent year, the adjustment component shall be held in abeyance for Surplus Effluent delivered in such year until such index is available, at which time Tolleson shall determine the adjusted price pursuant to Section 2.1(i), and, if such price is applicable for any year in question, shall submit, and APS and SRP shall pay, an adjusted invoice applying the proper adjustment to all surplus Effluent previously delivered in such year.

                         2.4.6 In the event the IPO  shall be  discontinued,  an
appropriate index will be substituted therefor by mutual agreement of the parties.

                                                                       5/29/91


Section 3. Quality of the Surplus Effluent

                    3.1 All Surplus Effluent sold and delivered hereunder shall have received wastewater treatment, and shall meet the standards, required by law and specified in Permit No. AZ 200338 i5sued to Tolleson by the Environmental Protection Agency (hereinafter "EPA"), including any amendments thereof as may be made from time to time and/or in any other required permit or authorization as may hereafter be issued by the Arizona Department of Health services (hereinafter "ADHS"), or any other federal or state agency having jurisdiction respecting the treatment and/or discharge of waste-water effluent, except that chlorination of such surplus Effluent sold and delivered hereunder shall be required and performed only upon the terms and conditions hereinafter provided.

                    3.2 Tolleson shall operate, maintain, enlarge and improve the Plant in such a manner that the quality requirements set forth in Section
3.1 are satisfied.

                    3.3 APS and SRP shall not be required to purchase or accept surplus Effluent that does not meet the quality requirement set forth in Section
3.1 hereof.

                    3.4 To1leson on the written request of APS and SRP shall chlorine the Surplus Effluent to be delivered to APS and SRP, provided that APS and SRP shall reimburse Tolleson for its costs for chlorine used in such chlorination.

                                                                      6/4/81


                    3.5 Should the applicable state and federal laws change to require chlorination of Surplus Effluent delivered into the effluent pipeline between the City of Phoenix 91st Avenue Sewage Treatment Plant and the Palo Verde Nuclear Generating Station (hereinafter the "Palo Verde Effluent Pipeline"), but not require chlorination of Effluent 4ia-posed of in the way Tolleson disposed of the Effluent before entering into this Agreement, then Tolleson shall chlorinate the Surplus Effluent and APS and SUP shall reimburse Tolleson for its costs of chlorine used in chlorinating the Surplus Effluent.

                                          (End of Section 3)























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                                                                       6/4/81


Section 4.     Use of the surplus Effluent.

                    The primary use of the surplus Effluent purchased and accepted by APS and SRP is for condenser cooling required for generation of electric power at the Palo Verde Nuclear Generating station (hereinafter the "Palo Verde Station") or any other electric generating facility that APS and SRP, or either of them, may in the future develop. Nonetheless, APS and SRP shall, at all times and at their sale discretion, have the right to resell or otherwise dispose of the Surplus Effluent sold and delivered hereunder provided that such sales or other dispositions are made in compliance with all applicable laws and are not in competition with sales of other Effluent by Tolleson.

                                       (End of Section 4)

                                                                       5/29/81

Section 5.     Delivery Point and Metering.

                    5.1 Surplus Effluent sold and purchased hereunder shall be delivered by Tolleson and accepted by APS and SRP at the valve that controls the flow of Surplus Effluent into the Palo Verde Effluent Pipeline (hereinafter the "Delivery Point") to be installed in the interconnection between the two outfall wastewater lines from the Plant to the Salt River (hereinafter the "Outfall Lines") and the Palo Verde Effluent Pipeline.

                    5.2 The parties shall cooperate in the design, installation, operation and maintenance of the interconnection facilities required to provide for the reliable delivery and control of Surplus Effluent at the Delivery Point. All costs associated with the design, installation, construction, operation and maintenance of such facilities shall be borne by APS and SRP and the title to such facilities shall be vested in APS and SRP jointly.

                    5.3 The quantity of Surplus Effluent delivered by Tolleson and accepted by APS and .SRP at the Delivery Point shall be measured by metering devices installed by APS and SRP as close to the Delivery Point as practicable. Such metering devices shall be of a design and type acceptable to Tolleson and APS and SRP. The costs of such devices and their installation, operation, maintenance, replacements, repair, betterments and calibration shall be borne by

                                                                       6/4/81

APS and SRP, except as otherwise provided in Section 7.3 hereof, and the title thereto shall be vested in APS and SRP. Provisions shall be made to permit flow meter information to be continuously displayed in a panel or panels at the Pl4nt utilizing facilities and equipment as Tolleson may, at its own expense provide, title to which shall be vested in Tolleson.

                    5.4 In the event that the flow metering device shall fail or be inoperative, Tolleson shall have the right to use other in-plant flow metering equipment to determine the volume of Surplus Effluent delivered for billing purposes.

                               (End of Section 5]

                                                                    5/29/81

Section 6.  Permits and Authorizations.

                    6.1 Tolleson shall be solely responsible for securing and maintaining in force and effect any and all permits and authorizations required by law for the delivery of Surplus Effluent to APS and SRP at the Delivery Point and for the discharge into the Salt River or other disposal of Effluent which is not delivered to and accepted by APS and SRP.

                    6.2 APS and SRP shall be solely responsible for securing and maintaining in force and effect any and all permits and authorizations required by law for the transportation of the Surplus Effluent from the Delivery Point to the Palo Verde Station or to any other points and for any uses of the Surplus Effluent that are allowed by Section 4 of this Agreement. Such responsibility of APS and SRP may be delegated to others, 'but as between the parties the responsibility rests solely upon APS and SRP.

                    6.3 Each of the parties shall cooperate with the other party in securing and maintaining in force and effect the permits and authorizations required in accordance with Sections 6.1 and 6.2 hereof and shall render such assistance to the other party as it or they may reasonably request. Each party shall furnish to the other party a copy of each permit and authorization obtained pursuant to Sections 6.1 and 6.2 hereof.

                                                                      6/4/81


                    6.4 Should Tolleson be required by law to treat the Surplus Effluent in a manner that results in increased expenses to Tolleson because it is delivering the Surplus Effluent to APS and SRP under this Agreement, which expense it would not have incurred if the Surplus Effluent was disposed by Tolleson. into the Salt River, then APS~ and SRP shall have the right to require Tolleson to so treat the Surplus Effluent and shall reimburse Tolleson for all expenses (including without limitation any costs of plant additions or improvements) incurred by Tolleson in providing such treatment.

                               [End of Section 6]

                                                                      5/29/81


Section 7.     Implementation of the Agreement.

                    7.1 Within 30 days after the effective date of thi5 Agreement, Tolleson shall designate a representative and APS and SRP shall collectively designate a representative for the purposes of (i) implementing this Agreement in accordance with its terms, (ii) coordinating the engineering, design and installation of the interconnecting facilities, including without limitation the metering facilities, (iii) developing mutually satisfactory procedures for the installation, operation and maintenance of the interconnecting facilities, and (iv) developing other practices appropriate for the implementation of this Agreement. Either Tolleson or APS and SRP may from time to time designate a substitute or successor authorized representative by giving written notice of such designation to the other party.

                    7.2 Within 120 days after the effective date of the Agreement, the authorized representatives shall establish in writing such operating procedures and practices as they mutually shall deem to be appropriate for the delivery and acceptance of Surplus Effluent hereunder, including without limitation such matters as notification requirements for routine operations and emergencies, access to control and measurement facilities, maintenance practices and schedules, and billing practices Such operating procedures and practices may be amended from time to time in writing as the authorized representatives shall mutually agree.

                                                                      6/4/91


                    7.3 The metering devices used to measure the quantity of Surplus Effluent delivered and accepted hereunder shall be calibrated in a manner acceptable to the authorized representatives prior to the date when such devices are placed in service and thereafter not less frequently than once every six months. The costs of such scheduled calibrations shall be borne by APS and SRP. The authorized representative for Tolleson may request in writing such additional calibrations as he in his sole discretion deem. appropriate; provided that the cost incurred by APS and SRP for each such additional calibration shall be reimbursed by Tolleson unless any such additional calibration reveals that the inaccuracy of the metering devices is greater than + 2% in which case the cost of such additional calibration shall be borne by APS and SRP. Copies of all records showing calibration of meters and measurements of Surplus Effluent shall be delivered to Tolleson with cover letters acknowledging the records to be true copies.

                                         [End of Section 7)

                                                                    6/4/81


Section 8. Commencement of Delivery of Effluent; Effluent Availability Charge; and Charges for Unaccepted Effluent.

                    The obligation to sell and deliver Surplus Effluent shall commence upon the completion of the interconnection facilities between the Outfall Lines and the Palo Verde Effluent Pipeline (hereinafter the "Completion Date"). During the period from the Completion Date through April 30, 1983, Tolleson shall sell and deliver, and APS and SUP shall purchase and accept, Surplus Effluent in such quantities as may be available and APS and SRP may require for testing and startup of the Water Reclamation Facility (hereinafter "WRF"), for filling the reservoir at Palo Verde Station and testing, startup and operation of Unit 1 at Palo Verde Station. APS and SRP shall use Tolleson Surplus Effluent for such purposes in precedence to any other effluent from other sources except to the extent that is desirable to test the WRF with such other effluent. During the period from July .1, l981, through April 30, 1983, APS and SRP shall pay to Tolleson an availability charge equal to $2.00 per acre-foot for the quantity of Surplus Effluent available for sale and delivery, but not purchased and accepted by APS and SRP during such period. After April 30, 1983, Tolleson shall be obligated to sell and deliver, and APS and SRP shall be obligated to purchase and accept, all Surplus Effluent available from time to time. In the event APS and SRP shall, after April 30, 1983, fail or refuse to accept any available surplus Effluent for reasons other than as provided in Sections 3.3, 9.1 and 11.1, then APS and SRP shall be obligated to pay (or such unaccepted Surplus Effluent at the same price and on the same terms and conditions as would have applied if it had been accepted.

                                        [End of Section 8]

                                                                   5/29/81

Section 9.     Force Majeure.

                  9.1 Neither Tolleson nor APS and SRP shall be considered to be in default in the performance of any of the obligations hereunder if failure of performance shall be due to an uncontrollable force. The term "uncontrollable force" shall mean any cause beyond the control of the party affected, including, but not limited to, failure of facilities, flood, earthquake, tornado, storm, fire, lightning, epidemic, war, riot, civil disturbance or disobedience, labor dispute, and action or nonaction by or failure to obtain the necessary authorizations or approvals from any governmental agency or authority or the electorate, labor or material shortage, sabotage and restraint by Court order or public authority, which by exercise of due diligence and foresight such party could not reasonably have been expected to avoid and which by exercise of due diligence it shall be unable to overcome. Nothing contained herein shall be construed so as to require either party to settle any strike or labor dispute in which it may be involved. Either party rendered unable to fulfill any obligation by reason of any uncontrollable force shall exercise due diligence to remove such inability with all reasonable dispatch.

                  9.2 Whenever uncontrollable force as defined in Section 9.1 prevents APS and SRP from being able to accept or use the Surplus Effluent, then Tolleson may enter into temporary contracts with any other parties for sale of the Surplus Effluent. It Tolleson has entered into such temporary contract, Tolleson shall be allowed up to 30 days to begin delivery of the Surplus Effluent to APS and SUP after receiving written notice from APS and SRP that the disability has been removed.

                                                                       6/4/81


                  9.3 Notwithstanding the provisions of Sections 9.1 and 9.2, if, after the exercise of due diligence, the party rendered unable to fulfill an obligation remains unable to remove such inability for one full year, the other party may elect to terminate the Agreement anytime thereafter by tendering 90 days written notice of its intention to terminate.

                                         (End of Section 9

                                                                   6/4/81

Section 10. Interruption of Delivery of Surplus Effluent.

           Tolleson shall have the right to refuse to deliver Surplus Effluent or any portion of it under the terms of Agreement when the following occurs:

           (a) There exists in Tolleson a critical need for water to be used for domestic purposes;

           (b) All other reasonable sources of water have been exhausted;

           (c) Reasonable steps have been taken to conserve the water supply in Tblleson; and

           (d) Reasonable notice of the critical need has been given to APS and SRP.

When the critical need expires, or when other reasonable sources of water become available, Tolleson can no longer refuse to deliver Surplus Effluent under the terms of this Agreement. Tolleson shall use its best efforts to resume delivery of Surplus Effluent hereunder at the earliest practical time in the event such deliveries are interrupted in accordance with this Section 10.

                               [End of Section 10]

                                                                       6/4/81


Section 11.  Affect of Outage or Malfunction on Acceptance of Effluent.

                  11.1 In the event that a nonscheduled outage ("nonscheduled" outage meaning an outage occurring due to reasons outside the control of APS and
SRP), or malfunction of any component or system of the Palo Verde Effluent Pipeline or the WRF at the Palo Verde Station, restricts the capability of either of such facilities to transport or treat wastewater effluent from all sources, then APS and SRP may refuse to accept delivery of the Surplus Effluent and shall not be required to pay therefor It us understood, however, that the Surplus Effluent from Tolleson's Plant shall be the last source of effluent that APS and SR? cut back on during such outage and that APS and SRP shall not refuse to accept and pay for Tolleson's Surplus Effluent to the extent that they are accepting and paying for effluent from any other source. Further, a nonscheduled outage which cuts off or cuts back on the amount of Surplus Effluent accepted and paid for by APS and SRP shall be treated as an "uncontrollable force" as defined in Section g of this Agreement and shall be governed by the provisions of Section 9.

                  11.2 In the event that an outage as described in Section 11.1 is a scheduled outage ("scheduled" outage meaning an outage that is planned and controlled by APS and SRP), APS and SRP shall continue to pay for the Surplus

                                                                          6/4/81

Effluent that would have been delivered during any scheduled outage lasting up to one year in length. Should the scheduled outage continue for more than one year, from that point in time, APS and SRP shall pay one-half the price that they otherwise would have paid for any Surplus Effluent they do not accept. At any time that a scheduled outage continues for more than two years, Tolleson may in its sole discretion elect to terminate the Agreement by giving 90 days written notice to APS and SRP.

                  11.3 Except in emergencies, APS and SRP shall give 90 days written notice in advance of any discontinuation of acceptance of Surplus Effluent under the provision of this Section.

                               (End of Section 11]

                                                                     5/29/81


Section 12.    Liability and Insurance.

                  12.1 Except for the negligence or intentional acts of APS and SRP, their officers, directors, employees and agents, Tolleson shall be liable insofar as APS and Salt are concerned, for any physical damage to property and death of, and personal injury to, anyone arising out of the ownership, use, occupancy, operation, maintenance, repair, replacement and reconstruction of the Plant and the Outfall Lines, and Tolleson hereby indemnifies and holds APS and SRP harmless from any cost, expense, claim or loss from such damage or injury.

                  12.2 Except for the negligence or intentional act of Tolleson, its officers, managers, employees or agents, APS and SRP shall be liable insofar as Tolleson is concerned for any physical damage to property and death of, and personal injury to, anyone arising out of the construction, ownership, use, occupancy, operation, maintenance, repair, replacement and reconstruction of the delivery facilities at the Delivery Point, the Palo Verde Effluent Pipeline, the facilities at Palo Verde. Station, or the transportation and use, resale or disposal of Surplus Effluent delivered and accepted hereunder, and APS and SRP hereby indemnify and hold Tolleson harmless from any cost, expense, claim or loss from such damage or injury.

                                                                     6/4/81

                  12.3 Tolleson shall procure and maintain insurance against physical damage to property and death of, and personal injury to, persons of the kind and with coverages normally carried by entities operating properties similar to the Plant and the Outfall Lines. Upon request, Tolleson shall furnish to APS and SRP certificates of insurance demonstrating compliance with this
Section 12.3.

                  12.4 APS and SRP shall procure and maintain insurance against physical damage to property and death of, and personal injury to, persons of the kind and with coverages normally carried by entities operating properties similar to the Palo Verde Effluent Pipeline and the Palo Verde Station. Upon request, APS and SRP shall furnish to Tolleson certificates of insurance demonstrating compliance with this Section 12.4.

                               (End of Section 12)

                                                                     6/4/91


Section 13. Inspections and Access to Records

                  13.1 Each of the parties shall have the right, during reasonable hour5, of access to and inspection of the facilities and operations of the other party which are associated with the treatment, delivery, measurement, transportation and use of Surplus Effluent sold and purchased hereunder.
                  13.2 Each of the parties shall have the right, during reasonable hours, of access to the records of the other party which are relevant for proving compliance or noncompliance of each of the parties with any of the terms of the Agreement.

                               (End of Section 13)

                                                                     6/4/81
Section  14.      General.

                  14.1 Effective Date and Term. This Agreement shall be effective from and after the date of its execution by the parties. The Initial Term of this Agreement shall be the period commencing on the date of its execution by the parties and. expiring December 31, 2001. The Agreement shall continue in effect and shall be binding upon the parties for four successive five-year Extended Terms unless Tolleson or APS and SRP shall have given written notice of termination not less than one year prior to the expiration of the Initial Term or any or the three succeeding Extended Terms.

                  14.2 Assignment. Neither Tolleson nor APS and SRP shall transfer or assign any of their respective rights, titles and interests in and to this Agreement without the prior written consent of the other parties, except that (i) APS and SRP shall each have the right to transfer and assign all or any portion of its right, title and interest in this Agreement to the other or to any utility participating in the Palo Verde Station or any other electric generating station which utilizes the Surplus Effluent sold hereunder (ii) APS and SRP and any of their respective successors or assigns shall each have the right to transfer its right, title and interest in this Agreement to any mortgagee, trustee or secured party under present or future deeds of trust, mortgages, indentures or security agreements. A transfer or assignment by any

                                                                     5/29/81


party shall not release that party from its obligations as the primary obligor under the Agreement without the written consent of the other parties. In the event of any transfer or assignment of this Agreement by either Tolleson or APS and SRP, the terms, covenants and conditions of this Agreement shall be binding upon and inure to the benefit and shall apply to the respective transferees, successors and assigns of Tolleson and APS and SRP. Notwithstanding any other provision of this Agreement, APS and SRP shall have the right, without the consent of Tolleson, to resell and dispose of all or any portion of the Surplus Effluent delivered and accepted hereunder in such manner, upon such terms and conditions and for such reuse as APS and SRP shall in their sole discretion deem appropriate within the limitations of Section 4 of this Agreement.

                  14.3 Compliance with Laws. APS and SRP shall use the Surplus Effluent delivered hereunder in accordance with the applicable laws of the United States of America, the applicable laws of the State of Arizona and the rules and regulations of the State Health Department and of the Manicopa County Health Department; provided, however, that in the event any such laws or regulations shall be amended in the future so as to make it impossible to use the surplus Effluent for the purposes specified in this Agreement, APS and SRP shall, at their option, have the right to cancel and terminate this Agreement upon giving 90 days notice in writing to Tolleson. In the event Tolleson is



                                      -27-
                                        I

                                                                       5/29/81

prohibited by any state or federal laws or regulations hereafter enacted or adopted from selling effluent for the uses contemplated herein, Tolleson shall have the right to cancel and terminate this Agreement upon giving 90 days notice in writing to APS and SRP. Until the notice period runs and the termination becomes effective, APS and SRP shall continue to pay for the Surplus Effluent

                  14.4 Notices. All notices, demands, consents or other writings given or made pursuant to this Agreement shall be in writings and, unless otherwise specified herein, shall be deemed to have been duly given when made and deposited in the United States mail by registered or certified mail with postage prepaid and addressed as follows:

                    To Tolleson:  City Manager
                                  9555 West Van Buren
                                  Tolleson, Arizona 85353

                    To APS:       Arizona Public Service Company
                                  c/o Secretary
                                  P.0. Box 21666
                                  Phoenix, Arizona 85036

                    To SRP:       Salt River Project Agricultural
                                  Improvement and rower District
                                  c/c Secretary
                                  P. 0. Box 1980
                                  Phoenix,  Arizona  85001


The address to which any notice, demand, consent or other writing shall be given to any party may be changed from time to time by written notice of such party to the other parties as above provided.

                                                                       5/29/81

                  14.5  Relative Responsibilities of APS and SRP.

                        14.5.1 APS is authorized to act for and on behalf of SRP in all matters affecting the implementation and performance of this Agreement for the use of the Surplus Effluent at the Palo Verde Station, and all actions and representations taken or made by APS in the implementation and performance of this Agreement shall be binding upon SRP.

                        14.5.2 In the event all or a part of the Surplus Effluent is used other than at the Palo Verde Station, APS and SRP shall be jointly responsible for the implementation and performance of this Agreement.

                        14.5.3 Under all circumstances, however, APS and SRP shall be jointly and severally liable to perform the obligations to Tolleson that are imposed by this Agreement.

                  14.6 Waivers. The waiver by either Tolleson or APS and SRP of any breach of any term, covenant or condition of this Agreement shall not be deemed a waiver of such term, covenant or condition or any subsequent breach thereof of any other term, covenant or condition in this Agreement.

                  14.7 Resolution of conflicts and Disputes. Any conflict or disputes in the implementation of this Agreement, procedures for implementation having been provided in Section 7, shall be resolved by arbitration in accord with the rules of the American Arbitration Association. Any conflicts or disputes in adjusting the purchase price of the Surplus Effluent as provided in

                                                                     5/29/81

Section 2.1 and any conflict or disputes in the quantity of Surplus Effluent delivered as discussed in Section 2.3 shall be resolved by arbitration in accord with the rules of the American Arbitration Association. No other conflicts or disputes arising out of the Agreement shall be subject to mandatory arbitration. In all cases, the Agreement shall be interpreted according to the laws of the State of Arizona.

                  14.8 Sales and Use Taxes. In the event the State of Arizona, County of Maricopa or the federal government should require that Tolleson pay a tax resulting from the sale of Surplus Effluent to APS and SRP, then the price for the Surplus Effluent shall be increased by the amount of such tax In the event Tolleson shall levy a tax on the sale or use of the surplus Effluent, then the amounts of any such tax paid by APS and SRP shall be deducted from the amounts payable under Section 2.2 hereof.

                  14.9 Section Headings. Section headings in this Agreement are for convenience only and do not purport to describe accurately or completely the contents of any section. Such headings are not to be construed as a part of this Agreement or in any way defining, limiting or amplifying the provisions hereof.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and attested by their respective duly authorized officers as of the date first above written.

ATTEST                                         CITY OF TOLLESON

                                               By
-------------------------------                ---------------------------
City Clerk                                                   Mayor

                                               Reviewed By

                                               ---------------------------
                                                         City Manager

                                                Approved as to Form

                                                ---------------------------
                                                         City Attorney


ATTEST:
                                                ARIZONA PUBLIC SERVICE COMPANY


---------------------------------               ---------------------------
(Title) WM T. QUINSLER, SECRETARY
APPROVED AS TO FORM                             By     (Title) President
BY
FOR SNELL & WILMER                              SALT RIVER PROJECT AGRICULTURAL
DATE  6/9/81                                    IMPROVEMENT AND POWER DISTRICT
ATTEST & COUNTERSIGN

---------------------------------               ---------------------------
                                                By      (Title)   President
(Title) Secretary
                                                APPROVED AS TO FORM
                                                Salt River Project Law Dept.
                                                By
                                                Date 7/7/81

                                                                    5/29/81

STATE OF ARIZONA     )
                     ) ss:
County of Maricopa   )

                  On this the 13th day of July1981 before me, the, undersigned Notary Public, personally appeared Mario J. Herrera and Esther Angulo who acknowledged themselves to be the Mayor and City Clerk of the CITY OF TOLLESON, ARIZONA, a municipal corporation. and that they as such officers, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of CITY OF TOLLESON, ARIZONA, by themselves as such Mayor and City Clerk.

         IN WITNESS WHEREOF, I hereunto set my hand and official seal.

                                                    --------------------------
                                                       Notary Pub1ic

My Commission Expires:

My Commission Expires Jan.29, 1984


STATE OF ARIZONA     )
                     ) ss.
County of Maricopa   )


         On this the 12th day of July l981 before me). the undersigned Notary Public personally appeared __________ and __________ who acknowledged themselves to be the Secretary and President of ARIZONA PUBLIC SERVICE COMPANY, an Arizona corporation, and that they as such officers, being authorized so to do, executed the foregoing instrument for the purposes therein contained the name of, signing the name of the company by themselves as such Secretary and President.

         IN WITNESS WHEREOF, I hereunto set my hand and official seal.

                                                    --------------------------
                                                       Notary Pub1ic


My Commission Expires:

  My Commission Expires Nov. 9, 1982

                                                                         5/29/81


STATE OF ARIZONA     )
                     )ss.
County of Maricopa   )

         On this the 9th day of July, 1981 before me, the undersigned Notary Public, personally appeared Karl F. Abel and Paul D. Rice, who acknowledged themselves to be the who acknowledged themselves to be the President and Secretary, of the SALT RIVER PROJECT AGRICULTURAL IMPROVEMENT AND POWER DISTRICT, an agricultural improvement district organized and existing under the laws of the State. of Arizona, and that they as such officers, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of the company by themselves as such President and Secretary.


         IN WITNESS WHEREOF, I hereunto set my hand and official seal.



                                                    --------------------------
                                                       Notary Pub1ic


My Commission Expires:
    My Commission Expires May 3rd, 1983


[Notary Seal]

                                       ARIZONA NUCLEAR POWER PROJECT
                                       Post Office Box 21 66
                                       Phoenix, Arizona 85035


El Paso Electric Company
P.O. Box 962                           July 16, 1981
215 N. Stanton
El Paso, Texas  79999
Attention: R. E. York, Vice President

Southern California Edison Company
P. O. Box 900
2244 walnut Grove Avenue
Rosemead, California  91770
Attention: Robert Dietch, Vice President

Public Service Company of New Mexico
P. O. Box 2267
Albuquerque, New Mexico 87103
Attention: C. David Bedford, Vice President

Gentlemen:

                  The City of Tolleson, Arizona Public Service Company (APS) and Salt River Project Agricultural Improvement and Power District (SRP) have duly executed the attached Agreement for the Sale and purchase of wastewater Effluent, dated as of July 7, 1921, providing for the sale and purchase of wastewater effluent for use at Palo Verde Nuclear Generating Station (PVNGS) or other electric generating stations as APS and SRP, or either of them, may develop in the future. APS and SRP have executed such effluent agreement pursuant to the attached resolution unanimously approved and adopted by the Arizona Nuclear Power Project (ANPP) Administrative Committee and hereby declare and designate such agreement to be a Project Agreement, as defined in the ANPP participation Agreement, in which each participant shall own an undivided interest as tenant in common in proportion to its Generation Entitlement Share in PVNGS pursuant to section 4.1 of such Participation Agreement.

                    APS and SRP further commit, subject to the designation by the other Participants of such effluent agreement as a Project Agreement, that all effluent available for purchase under such effluent agreement shall be dedicated to the operation of PVNGS and shall not be used at any other generating station without the consent of all Participants.

ARIZONA PUBLIC SERVICE COMPANY           SALT RIVER PROJECT AGRICULTURAL
                                         IMPROVEMENT AND POWER DISTRICT

By                                       By

----------------------------             ------------------------------
                                              President
Attachment


                                         By
                                         ------------------------------
                                               Secretary

                  The attached Agreement for the Sale and Purchase of Wastewater Effluent is hereby designated a Project Agreement.



                                            EL PASO ELECTRIC COMPANY


                                            By
                                            -----------------------------


                                            SOUTHERN CALIFORNIA EDISON COMPANY

                                            By
                                            -----------------------------


                                            PUBLIC SERVICE COMPANY OF NEW MEXICO



                                            By
                                            -----------------------------

                                                                      12/4/81

                      AMENDMENT #1 TO THE AGREEMENT FOR THE

                    SALE AND PURCHASE OF WASTEWATER EFFLUENT


                  THIS AMENDMENT #1 TO THE AGREEMENT FOR THE SALE AND PURCHASE OF WASTEWATER EFFLUENT ("Amendment #1"), dated June 12, 1981. made and entered into as of the 12th day of November, 1981, by and between the City of Tolleson, a municipal corporation organized and existing under and by virtue of the laws of the State of Ariz6na ("Tolleson") and Arizona Public Service Company, a corporation organized and existing under and by virtue of the laws of the State of Arizona ("APS") and Salt River Project Agricultural Improvement and Power District, an Agricultural improvement district organized and existing under and by virtue of the laws of the State of Arizona ("SRP").

                                      W I T N E S S E T H

                    WHEREAS, since June 12, 198A, the date of the Agreement for the Sale and Purchase of Wastewater Effluent (the "Agreement"), Tolleson has proceeded with its expansion of its wastewater treatment plant (the "Plant") as described in the Agreement and the installation of a new outfall line from the Plant to the Salt River is currently in progress and scheduled for completion prior to the end of 1981;

                    WHEREAS, the engineering and design of the facilities required to establish a temporary and permanent interconnection between the

Tolleson Outfall Lines (as defined in Section 5.1 of the Agreement) and the Palo Verde Effluent Pipeline (as defined in Section 3.5 of the Agreement) have been completed and show. that the provisions of Section 5.2 of the Agreement are inappropriate; and

                    WHEREAS, the parties desire to amend said Section 5.2 to provide that (j) those interconnection facilities which are integral parts of the Tolleson Outfall Lines, namely the Tolleson Junction Box and Associated Facilities, as hereinafter defined, shall be owned, operated and maintained by Tolleson and (ii) those facilities that are integral parts of the Palo Verde Effluent Pipeline, namely the ANPP Pipeline and Associated Facilities, as hereinafter defined, shall be owned, operated and maintained by APS and SRP, their successors and assigns, and to further establish the responsibilities Of the parties for the construction and installation of such facilities and such temporary facilities as may be required, the furnishing of materials there-for and the payment of the costs thereof:

                    NOW THEREFORE, in consideration of the premises and the mutual covenants, terms and conditions hereinafter provided, the parties agree to amend Section 5.2 of the Agreement to read in its entirety as follows:

                    "5.2.1 Tolleson shall own, operate and maintain the Tolleson Junction Box and Associated Facilities which shall include the following items:

                                                                       12/4/81
                  a. Tolleson Junction Box and the weir and three manual sluice gates situated therein;
                  b.  Anchor block adjacent to the Tolleson Junction Box;
                  c. 18-feet of the new 48-inch pipe connected to the inlet side of the Tolleson Junction Box;
                  d. Approximately 15 feet of the new 42-inch pipe connected to the outlet side of the Tolleson Junction Box;
                  e. Manhole and stab pipe required to connect the new 42-inch pipes connected to the inlet and outlet sides of the manhole;
                  f.  Tolleson Junction Structure Box;
                  g.  All other: portions of the new Tolleson Outfall Line;
                  h. The portion of the existing Tolleson Outfall Line (30-inch) within the Tolleson Junction flax;
                  i. All other: portions of the existing Tolleson Outfall Line; and
                  j. Temporary facilities installed in the Tolleson Junction Box to permit installation of the manual sluice gate on the existing Tolleson Outfall Line;

all as depicted on drawing nos. AO-W-ZlC-150 Rev. 2 and AO-W-ZlC-l5l Rev. 2, attached hereto as Appendix A, which facilities are integral parts of the Tolleson Outfall Lines.

                                                                      12/4/81


                  "5.2.2 APS and SRP their successors and assigns shall own, operate and maintain the ANPP Pipeline Junction Box and Associated Facilities which shall include the following items:

                  a. ANPP Pipeline Junction Box and all facilities and equipment situated therein;
                  b. 30-inch pipe between the ANPP Pipeline Junction Box and The Tolleson Junction Box;
                  c. Motorized sluice gate situated in the Tolleson Junction Box (also referred to as a "valve" in Section 5.1 hereof);
                  d. Flow metering equipment, including without limitation such devices as may be necessary for transmission of flow meter data to the control panels in the Plant; and
                  e. Temporary bypass facilities, it any, installed to bypass the Tolleson Junction Box, including without limitation the pipe and fittings required to connect items e and a swap pump located in item f (all referred to in Section 5.2.1);

all as depicted in Appendix A, which facilities parts of the Palo Verde Effluent Pipeline.

                                                                      12/4/81

                  "5.2.3 Tolleson shall be responsible for the construction and installation of items c, f. g and i listed in Section 5.2.1. Tolleson shall engage Kip Construction Company to construct and install items e, f and g and shall procure items c and d in accordance with plans and specifications prepared by its engineering consultants, Brown and Caldwell.

                  "5.2.4 APS and SRP shall be responsible for the construction and installation of all items listed in Section 5.2.2. With respect to items listed in Section 5.2.1, APS shall be responsible for the construction and installation of items a and j, the removal and replacement of item b, the installation of items C and d using pipes and fittings furnished by Tolleson and the removal of item h, all in accordance with the plans and specifications prepared by Bechtel Power Corporation.

                    "5.2.5 APS and SRP shall not be required to procure, construct or install item a listed in Section 5.2.2 unless and until 30 days after receipt of written notice tram Tolleson that (i) such facilities are required because flows from the Plant will exceed the capacity of the existing Tolleson Outfall Line and (ii) Tolleson shall have completed construction of all of items e, if and g listed in Section 5.2.1 and APS and SRP shall not have completed all work required pursuant to Section 5.2.4 for the operation of the new Tolleson Outfall Line.

                  "5.2.6   Tolleson   shall  pay  the   costs  of   procurement,
construction  installation  of all items listed in Section 5.2.3;  provided that

APS and SRP shall reimburse Tollson within 30 days after receipt at Tolleson's invoice or invoices for such costs incurred by Tolleson in connection with item e and for all engineering fees associated with the design, plan review and change order preparation associated with the items listed in Section 5.2.1 except items g and i.

                    "5.2.7 APS and SRP shall pay all costs associated with all items listed in Section 5.2.4; provided that Tolleson shall pay the costs of procurement and delivery to the site of the pipes and fittings for items C and C listed in Section 5.2.1.

                    "5.2.8 The parties shall cooperate in the construction, installation,. operation and maintenance of the facilities, equipment and work described in or required to be performed pursuant to this section 5 in order to provide for the reliable delivery and control of Surplus Effluent at the Delivery Point."

                  All other provisions of the Agreement shall remain in full force and effect. IN WITNESS WHEREOF, the parties have caused this Amendment #1 to be executed and attested by their respective duly authorized officers as of the date first above written.

ATTEST:

                                               By
-----------------------------                  -------------------------------
City Clerk                                            Mayor

                                       Reviewed By


                                       -------------------------------
                                       City Manager

                                       Approved as to Form



                                       -------------------------------
                                       City Attorney

ATTEST                                 ARIZONA PUBLIC SERVICE COMPANY


----------------------------------     ------------------------------
(Title)                                By     Title Vice President


                                       SALT RIVER PROJECT AGRICULTURAL
ATTEST & COUNTERSIGN:                  IMPROVEMENT AND POWER DISTRICT


----------------------------------     ------------------------------
(Title) Secretary                      By (Title) Vice President

STATE OF ARIZONA     )
                     )ss:
County of Maricopa   )


                                                                         12/4/81

                  On this the 14th day of December, 1981, before me, the undersigned Notary Public, persona1ly appeared Mario J. Herrera and Esther Angulo, who acknowledged themselves to me the Mayor and City Clerk of the CITY OF TOLLESON, ARIZONA, a municipal corporation, and that they as such officers, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of CITY OF TOLLESON, ARIZONA, by themselves as such Mayor and City Clerk

         IN WITNESS WHEREOF, I hereunto set my hand and official seal.


                                                --------------------------
                                                Notary Public

My Commission Expires:

     March 27, 1984


STATE OF ARIZONA   )
                   ) ss.
Countyof Maricopa  )

                  On  this  the  5th  day  of  January,   1982  before  me,  the
undersigned Notary Public, personally appeared _________and _______, who acknowledged themselves to be the vice President and ________ of ARIZONA PUBLIC SERVICE COMPANY, an Arizona corporation, and that they as such officers, being & authorized so to do, executed the foregoing instrument for: the , purposes therein contained by signing, the name of the company by themselves as such Vice President and ----------.


         IN WITNESS WEREOF, I hereunto set my hand and official seal.



                                                --------------------------
                                                Notary Public


My Commission Expires:
April 4, 1982

                                                                        12/4/8l


STATE OF ARIZONA    )
                    )ss:
County of Maricopa  )

                    On this the 23rd day of December, 1981, before me, the undersigned Notary Public, personally appeared John R. Lassen and Paul D Rice, who acknowledged themselves to be the Vice President and Secretary of the SALT RIVER PROJECT AGRICULTURAL IMPORVEMENT AND POWER DISTRICT, an agricultural improvement district organized and existing under the laws of the State of Arizona, and that they as such officers, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of the company by themselves as such Vice President and Secretary.

         IN WITNESS WHEREOF, I hereunto set my hand and official seal.




                                                --------------------------
                                                Notary Public


My Commission Expires:

     March 15, 1983




















                                       -9-